Exhibit 99.1

PRESS RELEASE

Peoples Financial Services Corp., the parent company of Peoples
National Bank, has reported record earnings for 1998.

At year end, net income was $3,405,000, which was 13.08% over the 1997 earnings of $3,011,000. There was growth in all areas but especially important was net interest income which was up
$582,000 over 1997 according to President and CEO, John W. Ord.

Total assets at year-end 1998 were $247,202,000 compared to year-end 1997 of $228,720,000 - an increase of 8.1%. Also reported were net loans at $139,536,000, up 11.5% and deposits at $209,881,000, an increase of 8.4%.

The company paid shareholders a record $995,407 in cash dividends, an increase of 35.4% over the $735,292 paid out in 1997. The market value per share at year end was $25.50 compared to $17.60 at year-end 1997, an increase of 45%. The year-end 1997 stock price was adjusted to reflect the five-for-two stock split paid in 1998.

In other company news, the Peoples Financial Services Corp. Board recently declared a cash dividend of $.12 per share payable on February 12 to shareholders of record January 29, 1999.

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Consolidated Financial Highlights

                                Dec. 31     Dec. 31     % Inc/
                                 1998        1997       (Dec)

Performance
Net Income                       3,405       3,011       13.08%
Return of Average Assets          1.45        1.38        5.07%
Return on Equity                 13.23       12.20        8.44%

Shareholders' Value
Net Income(1)                     1.56        1.38       13.04%
Dividends(1)                       .46         .34       35.29%
Book Value(1)                    12.42       11.28       10.11%
Market Value(1)                  25.50       17.60       44.89%
Market Value/Book Value Ratio   205.31      156.08       31.54%
Price Earnings Multiple          16.35x      12.79x      27.83%
Dividend Payout Ratio            29.23       24.42       19.70%
Dividend Yield                    1.80        2.18      (17.43)%

Safety & Soundness
Shareholders' Equity/Asset
     Ratio                       10.94       10.77        1.58%
Allowance for Loan Loss As
     a Percent of Loans           1.21        1.34       (9.70)%
Net Charge Offs/Total Loans        .11         .09       22.22%
Allowance for Loan Loss/
     Nonaccrual Loans           331.88      163.24      103.31%
Allowance for Loan Loss/
     Nonperforming Loans        231.61       94.89      144.08%

Balance Sheet Highlights at December 31, 1998
Total Assets                   247,202     228,720        8.08%
Total Investments               93,175      88,149        5.70%
Net Loans                      139,536     125,110       11.53%
Allowance for Loan Losses        1,713       1,676        2.21%
Total Deposits                 209,881     193,592        8.41%
Shareholders' Equity            27,046      24,644        9.75%

Amounts in Thousands, except per-share
(1) 1997 amounts are adjusted to reflect the five-for-two stock split effective in September 1998.

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